Exhibit 99.1

WorldQuest Networks Reports First-Quarter Results

Gross margins, minutes of use increase over prior-year period

DALLAS, May 9, 2003 — WorldQuest Networks, Inc., (Nasdaq: WQNI), the international Internet telephony and financial services company, today reported double-digit growth in gross-profit margins and minutes of use during the first-quarter amid ongoing retail pricing pressures within India’s deregulated international telephony market.

The company continues to increase its international calling-card minutes of use. However, retail pricing pressures during the first quarter resulted in a decrease in prepaid calling-card revenues of 19 percent, to $2.3 million, compared with the year-ago period. Total first-quarter revenues including prepaid calling-card revenues, financial services and other operations were $2.4 million, compared with $2.9 million in the year-ago quarter. WorldQuest generated a 26 percent gross-profit margin during the first quarter of 2003, resulting in a 43 percent improvement in gross profit over the year-ago quarter. Gross margins also benefited from lower costs negotiated from carriers, and from an increase in higher-margin money transfers from the company’s Cash2India business.

WorldQuest Networks reported a first-quarter 2003 net loss of $954,000, or $0.15 per diluted share, compared with a net loss of $1.1 million, or $0.17 per diluted share, in the first quarter of 2002. WorldQuest’s cash used in operations for the quarter was $821,000, compared with $1.2 million in the first quarter of 2002. WorldQuest ended the first quarter of 2003 with $19.8 million in cash and cash equivalents.

During the first quarter of 2003, WorldQuest:

•	Reported 10.7 million minutes of use, up 15 percent from the year-ago quarter, and sequentially up 14 percent from the fourth-quarter of 2002.

•	Remitted more than $3.7 million to India, up 185 percent from $1.3 million remitted during the year-ago period.

•	Maintained a strong cash position, ending the quarter with $19.8 million in cash and cash equivalents, compared with $20.7 million at year-end 2002.

Page 2/WorldQuest Networks reports first-quarter results

“Retail pricing pressures adversely impacted WorldQuest’s first-quarter performance, but the difficult environment also validates our decision to diversify revenue streams by entering the money-transfer business and by launching our proprietary stored-value cards,” said R. Stephen Polley, President and CEO. “While many companies providing long-distance calling services to India were affected by retail pricing pressures, we believe that WorldQuest experienced less price erosion because customers attach a premium to our high-quality service. Additionally, we’re pleased to report continued growth in our money-transfer business, increased consumer interest in our stored-value cards, and the fact that WorldQuest remains financially flexible with nearly $20 million in cash and cash equivalents at the quarter’s end.”

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony and financial services company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates, and to transfer money securely, conveniently and cost effectively to India, Sri Lanka, the Philippines and Russia. WorldQuest customers can also use the company’s proprietary cash card to withdraw money, check balances at ATMs worldwide and to pay for merchandise at any location which is part of the PLUS®, PULSE® or STAR® networks. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com

— Financial table attached —

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,

	2003	2002

Revenues:
Prepaid calling card revenue	$2,276,780	$2,811,031
Financial services and other	145,425	63,470

Total revenue	2,422,205	2,874,501
Cost of revenue	1,792,865	2,434,747

Gross profit	629,340	439,754
Operating expenses:
Selling, general and administrative	1,343,709	1,362,177
Depreciation and amortization	301,897	258,769

Total operating expenses	1,645,606	1,620,946

Operating loss	(1,016,266)	(1,181,192)
Interest income, net	62,090	89,992

Net loss	$(954,176)	$(1,091,200)

Net loss per share — basic and diluted	$(0.15)	$(0.17)

Weighted average common shares outstanding — basic and diluted	6,386,199	6,384,699

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002

	(unaudited)
Current assets:
Cash and cash equivalents	$19,786,771	$20,721,207
Accounts receivable, net	612,466	355,111
Note receivable	—	202,383
Prepaid expenses and other current assets	583,435	370,325

Total current assets	20,982,672	21,649,026
Property and equipment, net	1,464,465	1,627,507
Other assets, net	177,085	—

Total assets	$22,624,222	$23,276,533

Current liabilities:
Accounts payable	$1,196,869	$1,195,738
Accrued expenses	366,359	146,863
Deferred revenue	320,174	238,936
Promissory note	300,000	300,000

Total current liabilities	2,183,402	1,881,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share;
Authorized shares — 10,000,000; none issued and outstanding at March 31, 2003 and December 31, 2002	—	—
Common stock, par value $0.01 per share;
Authorized shares — 50,000,000; issued and outstanding shares — 6,386,199 at March 31, 2003 and at December 31, 2002	63,862	63,862
Additional capital	41,994,594	41,994,594
Accumulated deficit	(21,617,636)	(20,663,460)

Total stockholders’ equity	20,440,820	21,394,996

Total liabilities and stockholders’ equity	$22,624,222	$23,276,533

4